Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Transcontinental Gas Pipe Line Company, LLC for the Offer to Exchange $1,000,000,000 5.100% Senior Notes due 2036 and $700,000,000 5.750% Senior Notes due 2056 of our reports dated February 24, 2026, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc., and the effectiveness of internal control over financial reporting of The Williams Companies, Inc., included in The Williams Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 24, 2026